[Exhibit 4.2]

              LOAN AGREEMENT AND PROMISSORY NOTE

THIS LOAN AGREEMENT AND PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS. A FURTHER SALE, ASSIGNMENT OR TRANSFER OR OTHER DISPOSITION MAY NOT BE MADE EXCEPT PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION AND THE PROVISIONS HEREOF.

$22,500                              Dated:  October 28, 2003
-------                                      ----------------

IN CONSIDERATION OF THE LOAN TO THE BORROWER OF THE PRINCIPAL SUM IN CASH, the undersigned, UniPro Financial Services, Inc., a Florida corporation in good standing, maintaining its principal place of business at: 1450 S. Dixie Highway, Suite 101, Boca Raton, Florida 33432 (hereinafter referred to as the "Borrower"),

DOES HEREBY Promise To Pay To The Order Of:

Suouconni Ltd, hereinafter referred to as the "Lender", maintaining its principal office in Sarasota County, the State of Florida, or at such other place as may hereafter be designated in writing, in lawful money of the United States of America, and in immediately available funds, the sum of TWENTY-TWO THOUSAND FIVE HUNDRED ($22,500) Dollars.

Principal Payments.
------------------
The Principal sum shall be due and payable on or before the thirty-first day of October, 2005.

Unless otherwise agreed, payment of Principal and any other amounts due hereunder shall be made in lawful money of the United States of America. This Promissory Note may be prepaid, in whole or in part, at any time without premium or penalty of any kind.

The terms and conditions hereof may be altered, changed or otherwise amended only by the mutual written consent of the parties hereto.

Lender has the option to receive payment of the Principal sum in the form of Ten Thousand (10,000) "restricted" shares of the Borrower's Common Stock (valued at $2.25 per share).

Interest Payments.
-----------------
Beginning October 31, 2004, interest on unpaid principal, at the rate of 6% per annum, shall be due and payable annually on the anniversary of that date or at the time any Principal payment (partial or full payment) is tendered. Interest payments may be made in cash or shares of common stock at Lender's option.

Any of the following events shall be an "Event of Default":
----------------------------------------------------------

   a) If the principal payment is not made on or within 3 business days after the due date;

   b)    If the Borrower  becomes insolvent or  unable to pay
its  debts  generally  as  they  become  due,   or  makes  an
assignment for the benefit of creditors;  or

   c) If relief is sought by or against the Borrower by legal action pursuant to any insolvency or bankruptcy law.

Should one or more Events of Default hereunder occur, and continue, Lender may proceed to protect and enforce all rights hereunder, either by suit in equity or by action at law, or both; whether for the specific performance of any covenant, condition, or agreement contained herein, or in aid of the exercise of any power granted in this Promissory Note to enforce any other legal or equitable right. After an Event of Default and immediately upon written demand therefor, the Borrower shall pay any amounts reasonably expended or incurred by Lender in the collection of any amount due hereunder, including without limitation, attorney's fees and costs, whether or not any legal action is instituted in connection therewith.


         [Exhibit 4.2 - Pg. 1]


This Promissory Note shall be binding upon the Borrower, its successors, representatives and assigns, and shall inure to the benefit of and be enforceable by Lender, its successors and assigns. This Promissory Note may not be changed, waived, discharged or terminated except by an instrument in writing and signed by Lender. A waiver of any provision of this Promissory Note shall be interpreted narrowly and only for the specific contractual provision and the specific time period set forth herein. No failure by Lender to enforce any right or exercise any remedy hereunder shall waive any future right of enforcement thereof or an exercise of such remedy at a later time.

The Borrower hereby waives presentment, demand, protest, notice of dishonor and all other notices and demands, except as expressly set forth herein. Further, the Borrower specifically waives any conflict of interest which may be construed or otherwise arise as a result of the fact that the Lender is or hereafter becomes an affiliate (as defined under the Act) of the Borrower. There is no personal liability on the part of the Borrower's officers or directors with regard to the provisions hereof.

This Promissory Note shall be construed and governed in all respects by the laws of the State of Florida applicable to contracts made and to be performed therein.

Any notice or communications required or sent in connection with this Promissory Note shall be sent delivered in person or by first class mail, postage prepaid, addressed as set forth hereinabove or to such other address as the respective party shall provide hereafter. In the event of personal delivery of notice or communication proof of delivery shall be obtained.

IN  WITNESS  WHEREOF,  the parties have  executed  this  Loan
Agreement and Promissory Note in counterparts on the day and year first above written.


UniPro Financial Services, Inc.      Suouconni Corporation
-------------------------------      ---------------------
-Borrower                            -Lender


by:__/s/ Harvey Judkowitz__          by:__ /s/ Lance Galant__
      Harvey Judkowitz                    Lance V. Galant
         President                           President


         [Exhibit 4.2 - Pg. 2]